This prospectus is being Filed under Rule 424(b)(3) under the Securities Act of 1933, as amended.

This prospectus relates to Registration File No. 333-41415.



                                                                          [Logo]
PROSPECTUS_ SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 30, 1998)
                                2,022,711 SHARES
                            THE WARNACO GROUP, INC.
                              CLASS A COMMON STOCK
                            ------------------------

     All of the 2,022,711 shares (the 'Shares') of Class A Common Stock, par value $.01 per share (the 'Common Stock'), of The Warnaco Group, Inc. (the 'Company') offered hereby (the 'Offering') are being sold by Charterhouse Equity Partners II, L.P. ('Charterhouse') and Chef Nominees Limited ('Chef Nominees' and, together with Charterhouse, the 'Selling Stockholders'). See 'Selling Stockholders' in the accompanying Prospectus and 'The Selling Stockholders' and 'Underwriting' herein. The Company is not selling shares of Common Stock in this Offering and will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

     The Common Stock is traded on the New York Stock Exchange under the symbol 'WAC.' On February 11, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $32 1/2 per share.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                PROCEEDS TO
                                                  PRICE TO             UNDERWRITING               SELLING
                                                   PUBLIC               DISCOUNT(1)           STOCKHOLDERS(2)
Per Share.................................         $32.50                 $.8125                 $31.6875
Total.....................................       $65,738,108            $1,643,453              $64,094,655

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Selling Stockholders estimated at $110,000.

                            ------------------------

     The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about February 18, 1998.

                            ------------------------
                              MERRILL LYNCH & CO.
                            ------------------------
          The date of this Prospectus Supplement is February 11, 1998.

     The Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing and the purchase of Common Stock to cover the Underwriter's short positions. For a description of these activities, see 'Underwriting.'

     The information contained in this Prospectus Supplement is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated therein by reference.

                              RECENT DEVELOPMENTS

     On December 12, 1997, the Company consummated the acquisition of Designer Holdings Ltd. ('Designer Holdings') through the merger (the 'Merger') of a wholly-owned subsidiary of the Company with and into Designer Holdings, with Designer Holdings as the surviving corporation. Designer Holdings develops, manufactures and markets designer jeanswear and sportswear for men, women, juniors and petites, and holds a 40-year extendable license from Calvin Klein, Inc. to develop, manufacture and market designer jeanswear and sportswear collections in North, South and Central America under the Calvin Klein Jeans'r', CK/Calvin Klein Jeans'r' and CK/Calvin Klein/Khakis'r' labels. In connection with the Merger, the Company has taken action to consolidate and restructure certain of the facilities and personnel of Designer Holdings with its own and has taken other actions intended to produce cost savings and synergies. As a result of these actions, it is anticipated that the Company will report charges in the fourth quarter of 1997 currently estimated to be between approximately $75 and $82 million, net of tax, which includes charges relating to the completion in 1997 of certain consolidation and restructuring actions announced in 1996.

                            THE SELLING STOCKHOLDERS

     On October 14, 1997, New Rio, L.L.C. ('New Rio'), the former controlling stockholder of Designer Holdings, received in exchange for all of its shares of common stock of Designer Holdings 5,267,752 shares of Common Stock of the Company pursuant to the terms of a Stock Exchange Agreement (the 'Exchange Agreement') among the Company, New Rio and the members of New Rio signatory thereto. On January 30, 1998, New Rio was dissolved and after the sale of 128,820 shares of Common Stock to satisfy certain obligations of New Rio the remaining 5,138,932 shares of Common Stock held by New Rio were distributed to the members of New Rio. Charterhouse and Chef Nominees, as members of New Rio, received 2,539,297 and 5,037 shares, respectively, of Common Stock. Charterhouse and Chef Nominees are selling 2,018,707 and 4,004 shares, respectively, of Common Stock hereunder.

     The Shares being offered hereby have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), by the Company pursuant to the terms of the Exchange Agreement. The registration statement covering the Shares includes all the shares issued to New Rio pursuant to the Exchange Agreement. Certain of the Shares covered by the registration statement are subject to certain restrictions on transfer which are described in the Prospectus accompanying this Prospectus Supplement. The Company is obligated to keep such registration statement effective until the earliest of (i) 24 months after the consummation of the Merger, (ii) such time as all shares of Common Stock covered by such registration statement are sold or disposed of and (iii) such time as all such shares of Common Stock are freely tradeable. The Shares are registered under the registration statement on Form S-3, as amended by Post-Effective Amendment No. 1 to Form S-3, which was declared effective by the Securities and Exchange Commission (the 'Commission') on January 30, 1998.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement (the 'Purchase Agreement') among the Company, the Selling Stockholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch' or the 'Underwriter'), the Selling Stockholders have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Selling Stockholders, the Shares, at the public offering price set forth on the cover page of this Prospectus Supplement, less the underwriting discount set forth on such cover page.

     In the Purchase Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such agreement if any of the Shares being sold pursuant to such agreement are purchased.

     The Underwriter has advised the Selling Stockholders that the Underwriter proposes initially to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.45 per Share. The Underwriter may allow, and such dealers may reallow, a discount not in excess of $.10 per Share on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

     The Common Stock is traded on the New York Stock Exchange.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriter against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

     Until the distribution of the Shares is completed, rules of the Commission may limit the ability of the Underwriter to bid for and purchase the Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriter creates a short position in the Common Stock in connection with the Offering, i.e., if it sells more Common Stock than is set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Common Stock in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriter from time to time provides investment banking and financial advisory services to the Company and to the Selling Stockholders. In connection with the Merger, Merrill Lynch delivered to the Board of Directors of Designer Holdings an opinion as to the fairness of the consideration to be received by the holders of Designer Holdings common stock (other than the Company, New Rio and their affiliates) from a financial point of view. The Underwriter has agreed to reimburse the Selling Stockholders for expenses incurred in connection with the Offering.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering to which this Prospectus Supplement and the accompanying Prospectus relate will be passed upon by Stanley P. Silverstein, Esq., Vice President, General Counsel and Secretary of the Company. Certain legal matters will be passed upon for the Underwriter by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated in this Prospectus Supplement and the accompanying Prospectus by reference to its Annual Report on Form 10-K for the year ended January 4, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, as of and for each of the two years in the period ended January 4, 1997, and the report of Ernst & Young LLP, independent auditors, for the one year period ended January 7, 1995, given on the authority of said firms as experts in auditing and accounting.

PROSPECTUS

                            THE WARNACO GROUP, INC.

                    5,340,773 SHARES OF CLASS A COMMON STOCK
                            PAR VALUE $.01 PER SHARE

                            ------------------------

     This Prospectus relates to an aggregate of 5,340,773 shares of Class A Common Stock, par value $.01 per share (the 'Common Stock'), of The Warnaco Group, Inc., a Delaware corporation ('Warnaco'). All of the Common Stock offered hereby may be sold from time to time by and for the account of the Selling Stockholders named in this Prospectus (the 'Selling Stockholders'). See 'Selling Stockholders' herein.

     The methods of sale of the Common Stock offered hereby, and a description of certain restrictions on sales by the Selling Stockholders of such Common Stock, are described under the heading 'Plan of Distribution.' Warnaco will receive none of the proceeds from such sales. Warnaco will pay all registration expenses (other than legal fees of the Selling Stockholders, underwriting discounts and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, all of which will be paid by the Selling Stockholders) incurred in connection with the offering described in this Prospectus.

     The Selling Stockholders and any broker-dealers that participate in the distribution of the Common Stock offered hereby may be deemed to be 'underwriters' within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'), and any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act. Upon Warnaco's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

     The Common Stock of Warnaco is listed on the New York Stock Exchange (Symbol: WAC). On January 28, 1998, the closing price of the Common Stock was $33 7/8 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

          --------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 30, 1998.

                             AVAILABLE INFORMATION

     Warnaco is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information filed by Warnaco may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Warnaco's Common Stock is listed. In addition, the Commission maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3 (the 'Registration Statement'), of which this Prospectus is a part. For further information with respect to Warnaco and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; and while Warnaco believes the descriptions of the material provisions of such contracts, agreements and other documents contained in this Prospectus are accurate summaries of such material provisions, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Warnaco hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) Annual Report of Warnaco on Form 10-K for the fiscal year ended January 4, 1997;
(ii) Quarterly Reports of Warnaco on Form 10-Q for the fiscal quarters ended April 5, 1997, July 5, 1997 and October 4, 1997; (iii) Current Reports of Warnaco on Form 8-K filed on October 3, 1997, October 21, 1997, November 24, 1997 and December 29, 1997; and (iv) Schedule 14A Proxy Statement of Warnaco filed on November 19, 1997.

     Each document filed by Warnaco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     Warnaco will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The Warnaco Group, Inc., Attn: Secretary, 90 Park Avenue, New York, New York 10016, telephone (212) 661-1300.

                                  THE COMPANY

     Warnaco was organized in Delaware in 1986. Warnaco and its subsidiaries design, manufacture and market a broad line of women's intimate apparel, such as bras, panties and sleepwear, and men's sportswear, underwear and accessories, all of which are sold under such internationally recognized owned and licensed brand names as Warner's'r', Olga'r', Lejaby'r', Valentino Intimo'r' and Chaps by Ralph Lauren'r'. Warnaco owns the trademark worldwide for Calvin Klein'r' men's and women's underwear and sleepwear and licenses the Calvin Klein trademarks worldwide for men's accessories.

     On December 12, 1997, Warnaco completed a merger, which resulted in Designer Holdings Ltd., a Delaware corporation ('Designer Holdings'), becoming a wholly-owned subsidiary of Warnaco. Designer Holdings develops, manufactures and markets designer jeanswear and sportswear for men, women, juniors and petites, and has a 40-year extendable license from Calvin Klein, Inc. to develop, manufacture and market designer jeanswear and sportswear collections in North, South and Central America under the Calvin Klein Jeans'r', CK/Calvin Klein Jeans'r' and CK/Calvin Klein/Khakis'r' labels.

     Warnaco's principal executive offices are located at 90 Park Avenue, New York, New York 10016, and Warnaco's telephone number is (212) 661-1300.

                                USE OF PROCEEDS

     Warnaco will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     Warnaco's Common Stock to which this Prospectus relates is being offered by the Selling Stockholders. On December 12, 1997, WAC Acquisition Corporation ('WAC'), a wholly owned subsidiary of Warnaco, was merged (the 'Merger') with and into Designer Holdings pursuant to an Agreement and Plan of Merger dated as of September 25, 1997 (the 'Merger Agreement'), among Warnaco, WAC and Designer Holdings. In connection with the Merger, Warnaco entered into a Stock Exchange Agreement dated as of September 25, 1997 (the 'Exchange Agreement'), among Warnaco, New Rio, L.L.C. ('New Rio') and the members of New Rio signatory thereto, pursuant to which, on October 14, 1997, Warnaco acquired 51.3% of the stock of Designer Holdings in exchange for shares of Common Stock (the 'Exchange'). An aggregate of 5,340,773 shares of Common Stock were issued to New Rio and Covino Denim Partners in the Exchange, and all such shares are being offered hereby. For a description of certain restrictions on sales by the Selling Stockholders see 'Plan of Distribution -- Certain Restrictions on Sales by the Selling Stockholders'.

     The following table states the number of shares of the outstanding Common Stock of Warnaco owned by the Selling Stockholders as of January 29, 1998, the number of such shares which may be sold for the account of the Selling Stockholders, and the number of such shares that will be owned by the Selling Stockholders assuming the sale of all the shares offered hereby.

                                                             NUMBER OF          NUMBER OF
                                                              SHARES             SHARES          NUMBER OF SHARES
                                                          OF COMMON STOCK    OF COMMON STOCK     OF COMMON STOCK
                  SELLING STOCKHOLDER                          OWNED           TO BE SOLD        OWNED AFTER SALE
-------------------------------------------------------   ---------------    ---------------    ------------------

New Rio, L.L.C(1)......................................      5,267,752          5,267,752               0
Charterhouse Equity Partners II, L.P.(1)(2)............      2,602,951          2,602,951               0
Chef Nominees Limited(1)(2)............................          5,163              5,163               0
Arnold H. Simon(1)(2)(3)...............................      2,430,936          2,430,936               0
A.S. Enterprises, L.L.C.(1)(2).........................         98,148             98,148               0
Martin L. Berman(1)(2).................................         45,731             45,731               0
Phyllis West Berman(1)(2)..............................         16,551             16,551               0
Steven E. Berman(1)(2).................................         17,260             17,260               0
Mark N. Kaplan as Trustee
  f/b/o Mark K. Berman(1)(2)...........................         25,506             25,506               0
Mark N. Kaplan as Trustee
  f/b/o Alison A. Berman(1)(2).........................         25,506             25,506               0
Covino Denim Partners..................................         73,021             73,021               0

------------------------

(1) Upon the dissolution of New Rio, the shares of Common Stock held by New Rio shall be allocated to the members of New Rio as set forth opposite their names above.

(2) A member of New Rio.

(3) Simultaneously with the consummation of the Exchange, Mr. Simon pledged 31,500 of his shares of Common Stock to Warnaco as security for certain loans owed by Mr. Simon to Designer Holdings. Prior to the consummation of the Merger, Mr. Simon served as President and Chief Executive Officer of Designer Holdings.

                      DESCRIPTION OF WARNACO CAPITAL STOCK

     The summary of the terms of the capital stock of Warnaco set forth below is qualified by reference to the restated certificate of incorporation, as amended, of Warnaco (the 'Warnaco Charter') and the bylaws of Warnaco (the 'Warnaco Bylaws').

AUTHORIZED CAPITAL STOCK

     Under the Warnaco Charter, Warnaco's authorized capital stock consists of 130,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

WARNACO COMMON STOCK

     As of January 26, 1998, 61,993,560 shares of Common Stock were issued and outstanding. In addition, 1,330,863 shares of Common Stock were held in the treasury of Warnaco, and 9,751,043 shares of Common Stock were reserved for issuance pursuant to the Employee Stock Plan, the 1993 Stock Plan for Non-Employee Directors and the Amended and Restated 1993 Stock Plan.

     The holders of Common Stock are entitled to receive ratably, from funds legally available for the payment therefor, dividends when and as declared by resolution of the Warnaco Board, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the Warnaco Board. In the event of liquidation, each share of Common Stock is entitled to share pro rata in any distribution of Warnaco's assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred stock authorized and issued by the Warnaco Board. Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors.

     Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to Common Stock. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

WARNACO PREFERRED STOCK

     As of January 26, 1998, no shares of preferred stock were issued or outstanding. Under the Warnaco Charter, the Warnaco Board has the authority, without further stockholder approval, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the Warnaco Board could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Warnaco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Warnaco's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Warnaco without any further action by the stockholders of Warnaco. Warnaco has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

     Warnaco has been advised that the distribution of the Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange or such other national security exchanges on which Warnaco's Common Stock is listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges,
(ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of the Common Stock for whom they may act as agent (which discounts or commissions from the Selling Stockholders or such purchasers will not exceed those customary in the type of transactions involved).

     Any broker-dealers that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be 'underwriters' within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the Common Stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

     Upon Warnaco's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the Common Stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the names of such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commission paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

CERTAIN RESTRICTIONS ON SALES BY THE SELLING STOCKHOLDERS

     Under the Exchange Agreement, the Selling Stockholders have agreed, among other things, not to offer, sell, transfer or otherwise dispose of any shares of the Common Stock until the earlier of (i) such time at or after the effective time of the Merger that is no earlier than the time when the holders of Designer Holdings' common stock can sell their shares of Common Stock issued in the Merger (without giving effect to any restrictions under applicable securities laws) and (ii) the termination of the Merger Agreement in accordance with its terms (such earlier time the 'Release Date'). The Selling Stockholders have also agreed not to sell, transfer or otherwise dispose of more than 80% of the shares of Common Stock owned by them in the aggregate for a period of one year following the effective time of the Merger, subject to certain limited exceptions.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock covered by this Prospectus are being passed upon by Simpson Thacher & Bartlett, New York, New York, special counsel to Warnaco.

                                    EXPERTS

     The consolidated financial statements of The Warnaco Group, Inc. and its subsidiaries incorporated in this Post-Effective Amendment to the Registration Statement on Form S-3 by reference to its Annual Report on Form 10-K for the year ended January 4, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, as of and for each of the two years in the period ended January 4, 1997, and the report of Ernst & Young LLP, independent auditors, for the one year period ended January 7, 1995, given on the authority of said firms as experts in auditing and accounting.

______________________________                     _____________________________

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                                             PAGE
                                                                                                                             ----
Recent Developments.......................................................................................................   S-2
The Selling Stockholders..................................................................................................   S-2
Underwriting..............................................................................................................   S-3
Legal Matters.............................................................................................................   S-4
Experts...................................................................................................................   S-4

                                                           PROSPECTUS
Available Information.....................................................................................................     2
Incorporation of Certain Documents by Reference...........................................................................     2
The Company...............................................................................................................     3
Use of Proceeds...........................................................................................................     3
Selling Stockholders......................................................................................................     3
Description of Warnaco Capital Stock......................................................................................     4
Plan of Distribution......................................................................................................     5
Legal Matters.............................................................................................................     6
Experts...................................................................................................................     6

                                2,022,711 SHARES

                                  THE WARNACO
                                  GROUP, INC.

                              CLASS A COMMON STOCK

                         ------------------------------
                             PROSPECTUS SUPPLEMENT
                         ------------------------------

                              MERRILL LYNCH & CO.

                               FEBRUARY 11, 1998

______________________________                     _____________________________


                           STATEMENT OF DIFFERENCES


  The registered trademark symbol shall be expressed as...................'r'



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